As filed with the Securities and Exchange Commission on November 22, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

QIAO XING UNIVERSAL TELEPHONE, INC.

(Exact name of Registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification Number)

Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
China 516023
(011) 86-752-2820-268
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7131
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Communications to:
Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7131
Facsimile: (303) 770-7332

Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[  ]

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum		Proposed
		Offering		Maximum	Amount of
	Amount To Be	Price per		Offering	Registration
Title of Each Class of Securities to be Registered	Registered	Unit		Price(1)	Fee
Common Stock, $0.001 par value per share (2)	—	—		—	—
Warrants (3)	—	—		—	—

Total(4)	$100,000,000 (4)	100	%(5)	$100,000,000	$12,670

(1)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion or exchange.

(3)	Represents warrants to purchase common stock.

(4)	The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act, to the extent applicable.

(5)	We will determine the proposed maximum offering price per unit in connection with the issuance of the Securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2004

$100,000,000

QIAO XING UNIVERSAL TELEPHONE, INC.

By this prospectus, we may offer, from time to time —

•	Common stock

•	Warrants

See “Risk Factors” beginning on page 3 for information you should consider before buying our securities.

     Our common stock is listed on the Nasdaq National Market under the symbol “XING.” On November 17, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $9.76 per share.

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus is dated          , 2004

     No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

-i-

SUMMARY

     This prospectus is part of a registration statement that we filed with the Commission, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

Qiao Xing Universal Telephone, Inc.

     From our inception through December 31, 2002, we were principally engaged in the manufacturing and sales of telecommunication terminals and equipment, including corded and cordless telephone sets, in China. Our history dates back to April 1992 when Mr. Rui Lin Wu, our founder and chief executive officer, established Qiao Xing Telecommunication Industry Co. Ltd. in Huizhou, People’s Republic of China (“PRC” or “China”). We initially were engaged in the original design manufacturing of corded telephones, whereby products are designed and manufactured to the customer’s requirements and instructions and are marketed under the customer’s designated brand name or without designated brand name. When we commenced our operations in August 1992, we consisted of only 100 employees and two production lines producing telephones.

     In August 1995, we were awarded the ISO9001 certificate, which reflects our reputation as a high quality telephone manufacturer.

     Our company, formerly known as Pastiche Investments Limited, was incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on December 6, 1994. As of June 30, 2004, we owned:

•	80% of Qiao Xing Mobile Communication Co. Ltd. (QX Mobile), an international business company incorporated in the British Virgin Islands on January 31, 2002. QX Mobile owns 65% of CEC Telecom Co., Ltd. (CEC Telecom or CECT), a limited liability company established in China.

•	100% of Qiao Xing Communication Holdings, Ltd., an international business company incorporated in the British Virgin Islands on May 21, 2002 (QX Communication Holdings), which owns 90% of Hui Zhou Qiao Xing Property, Ltd. (QX Property), a PRC joint venture, and 90% of Hui Zhou Qiao Xing Communication Industry, Ltd. (QX Communication), a PRC joint venture. The remaining 10% of each of QX Property and QX Communication is owned by Qiao Xing Group Limited, a PRC company owned by Rui Lin Wu and his eldest son Zhi Yang Wu. Messrs. Wu and Wu are two of our executive officers and directors.

     Our principal place of business and our executive office is the Qiao Xing Science Industrial Park, Tang Quan, Huizhou City, Guangdong, People’s Republic of China, 516023, telephone: (011) 86-752-2820-268. We have designated CT Corporation, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States.

     As of December 31, 2003, we were producing and selling more than 200 corded models and 36 cordless models, four models of fax machines, four models of wireless fixed phones, and eight models of short message telephones. Our subsidiary, QX Communication, currently also designs, develops and manufactures GSM mobile phones for CEC Telecom. We have an extensive nationwide sales network that comprises more than 5,000 retail outlets in China.

     During 2004, we launched our ADSL modem. Asymmetric digital subscriber lines (ADSL) is a new modem technology that converts existing twisted-pair telephone lines into access paths for high speed Internet surfing. ADSL requires a special ADSL modem such as ours to function.

     In July 2004, QX Communication obtained permission from the Ministry of the Information Industry of the PRC to manufacture and sell mobile phone handsets under the “COSUN” brand, which is the existing brand used for its indoor phone products. It took over the sales and distribution function for the lower end GSM mobile phone handsets formerly developed, designed and produced for CEC Telecom and now markets them under the “COSUN” brand.

     CECT is one of the few manufacturers that have been approved to manufacture both GSM and CDMA mobile phones in China.

     CECT is equipped with advanced mobile phone research, development and production capability in China. Supported by R&D and technical centers (in-house or out-sourced with suppliers/subcontractors) at three locations in Huizhou, Shanghai and Beijing, it has mastered international advanced communication technology to develop different types of mobile phones such as GSM, GPRS, PDA, and their value added services. Among these mobile phone production technologies, 2.5G and 3G of GSM are up to international standards. CECT is currently engaged mainly in the R&D and production of 2.5G and 3G GSM mobile phones, production of RF components, LCD moulds and other mobile phones with entertainment and service functions like GPS messages, finance and stock e-commerce systems, games and images download.

     At present, CECT has launched more than 45 types of GSM, GPRS and GPS mobile phones, among which the color monitor, symphony with radio, MP3 and built-in camera are their key functions. Utilizing its R&D competitive edge, CECT has developed different product platforms according to different mobile phone systems.

     CECT has established a distribution network throughout China with more than 240 wholesale outlets and more than 350 aftersales service centers in 31 provinces and municipalities. CECT also maintains strategic relations with more than ten national distributors and 50 provincial distributors. CECT partners with many national retailers who own appliance supermarkets across China, including Gome Appliance Company, the biggest appliance retailer in China.

The Securities We May Offer

     We may offer up to $100,000,000 of common stock and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

     We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Warrants

     We may issue warrants for the purchase of common stock. We may issue warrants independently or together with other securities.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Qiao Xing that are based on the beliefs of the management of Qiao Xing as well as assumptions made by and information currently available to the management of Qiao Xing. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Qiao Xing as of the date of this prospectus and they involve many risks and uncertainties, such as those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward looking statements.

RISK FACTORS

     Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.

Our future revenues and operating results are inherently unpredictable, and as a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

     Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of our control, include, without limitation, the following:

•	the current economic environment and other developments in the telecommunications industry;

•	the mix of our products sold, including inventory items with low product costs;

•	our ability to control expenses;

•	fluctuations in demand for and sales of our products, the acceptance of our products in the marketplace, and the general level of spending in the telecommunications industry;

•	our ability to maintain appropriate manufacturing capacity, and particularly to limit excess capacity commensurate with the volatile demand levels for our products;

•	our ability to successfully complete a transition to an outsourced manufacturing model;

•	the ability of our outsourced manufacturers to timely produce and deliver subcomponents, and possibly complete products in the quantity and of the quality we require;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which we sell our products, including competitors with substantially greater resources than we have;

•	our ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for our products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent or later quarter; and

•	the unpredictability of consumer demand and difficulties in meeting such demand.

     A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, is fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed.

     Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. Our results for one quarter should not be relied upon as any indication of our future performance. It is possible that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

Our stock price is highly volatile.

     The trading price of our common stock has fluctuated significantly since our initial public offering in February 1999, and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	quarterly variations in our operating results;

•	significant developments in the businesses of telecommunications companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenue or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock; and

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies.

     In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We experience intense competition with respect to our products.

     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.

We are subject to a concentration of credit risk.

     We perform ongoing credit evaluations of each customer’s financial condition. We maintain reserves for potential credit losses and such losses in the aggregate have not exceeded management’s projections. As of

December 31, 2003, our five largest accounts receivable accounted for approximately 64% of our total accounts receivable. Total accounts receivable as of December 31, 2002 were minimal following our sale of a subsidiary.

The economy of China differs from the economies of most countries and creates significant risks.

     Although the majority of productive assets in China are still owned by the government, economic reform policies since 1978 have emphasized decentralization and the utilization of market mechanisms in the development of the Chinese economy. We have significantly benefited from such reforms, as the Ministry of Post and Telecommunications since 1994 has opened the telecommunications equipment market of China to all kinds of manufacturers. Our management believes that the basic principles underlying the reforms will continue to provide an acceptable framework of the PRC’s political and economic systems. In addition, we currently see no evidence that this refinement and readjustment process may adversely affect, directly or indirectly, the Company’s operations in the future.

     As substantially all of our operations are conducted in Mainland China, we are subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in Mainland China, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

     In addition, substantially all of our revenue is denominated in Renminbi (“Rmb”) which must be converted into other currencies before remittance outside Mainland China. Both the conversion of Renminbi into foreign currencies and the remittance of foreign currencies abroad require the approval of the Mainland Chinese government.

Our currency is not freely convertible.

     The State Administration for Exchange Control (“SAEC”), under the authority of the People’s Bank of China (the “PBOC”), controls the conversion of Renminbi into foreign currency. The value of the Renminbi is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System (“CFETS”) market. Since substantially all of our raw materials are provided by local suppliers using Renminbi and the majority of our expenses are denominated in Renminbi, restrictions on currency conversions did not materially affect our operations. Also, since we do not expect to require any raw material that are not permitted or are limited to purchase using foreign currencies, our management believes that such restriction will not materially affect our operations in the future. However, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and our other holdings and investments, and our operating subsidiaries located in China may be subject to restrictions on the conversion of Renminbi to U.S. dollars and, as a result, may be restricted to make distributions to us.

We may not maintain adequate insurance coverage for damage to our Chinese factories.

     We have no direct business operation, other than our ownership of our subsidiaries located in China, and our results of operations and financial condition are currently solely dependent on our subsidiaries’ factories in China. We currently maintain fire, casualty and theft insurance aggregating approximately $12 million covering various of our stock in trade, goods and merchandise, furniture and equipment, and factory buildings in China. The proceeds of this insurance may not sufficiently cover material damage to, or the loss of, any of our factories due to fire, severe weather, flooding or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. However, we have not materially suffered from such damage or loss to date.

Our Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which they operate.

     Our Company, QX Mobile and QX Communication Holdings were incorporated under the International Business Companies Act of the British Virgin Islands and, accordingly, are exempted from payment of the British Virgin Islands income taxes. Our Company also registered in Hong Kong as a branch office and is subject to Hong Kong income taxes at a rate of 17.5%.

     At present, substantially all of the Group’s income was generated in China by Hui Zhou Qiao Xing Communication Industry Limited (“QXCIL”) and CEC Telecom Co., Ltd. (“CECT”). QXCIL was exempted from state income tax and local income tax for two years starting from January 1, 2003, and then was subject to a 50% reduction in state income tax and full exemption in local income tax for the following three years. CECT is regarded as “Hi-tech” enterprises by the Mainland Chinese government and are subjected to the Mainland Chinese enterprise income taxes at a rate of 15%. CECT is exempted from the PRC enterprise income tax for the period from May 22, 2000 to December 31, 2002, and then subject to a 50% reduction in state income tax and full exemption in local income tax for the following three years.

     During the fiscal year ended December 31, 2002, substantially all of the Group’s income was generated in China by Qiao Xing Telecommunication Industry Company Limited (“QXTI”), a joint venture enterprise established in the Coastal Economic Open Zone in China and subject to Chinese income taxes at a rate of 27% (24% state income tax and 3% local income tax). It was exempted from state income tax and local income tax for three years starting from January 1, 1994, and then was subject to a 50% reduction in state income tax and full exemption in local income tax for the following two years. The tax holiday of state income tax expired on January 1, 1999. The tax holiday of local income tax continued for the years ended December 31, 2001 and 2002.

     Pursuant to the Notice No. [1999] 52 issued by the Government of Guangdong Province, China (the “Notice [1999] 52”), High and New Technology Enterprise of Guangdong Province is entitled to a tax holiday granted by the relevant tax bureau, under which QXTI is subject to state income tax at a rate of 15% for three years, effective from January 1, 1999. Furthermore, for a foreign owned enterprise in Guangdong Province which is certified by Guangdong Provincial Foreign Trade and Economic Cooperation Office (“GPFTECO”) as an Advanced Technology Enterprise, QXTI is entitled to an additional tax benefit granted by the relevant tax bureau under which the state income tax rate can be further reduced to 10% for three years. QXTI is a High and New Technology Enterprise since 1999 and it is also an Advanced Technology Enterprise of Guangdong Province since 2000 pursuant to certificates issued by Guangdong Science and Technology Commission and GPFTECO, respectively.

     Prior to obtaining confirmation from the relevant tax bureau on the entitlement to the tax holiday as stated above, QXTI provided for enterprise income tax using 24% for the years ended December 31, 1999 and 2000. Subsequent to December 31, 2001, QXTI obtained a confirmation from the National Tax Bureau to confirm that QXTI was able to enjoy the aforementioned tax benefit pursuant to the Notice [1999] 52 and QXTI would be subject to a state income tax rate at 10% for each of the years ended December 31, 2000, 2001 and 2002. Accordingly, the excess provision of Mainland Chinese enterprise income tax in prior years was reversed in 2001, which resulted in an income tax benefit of Rmb 25,687,000.

     If the tax holiday of QXTI described above had not existed, the Group’s income tax expenses (net of minority interests) for the year ended December 31, 2001 would have been increased by Rmb 18,868,000, representing the effect of no benefit of state income tax for 2000 and prior periods. Basic loss per common share would have been approximately Rmb 2.99 for the year ended December 31, 2001, and diluted loss per common share would have been approximately Rmb 2.99 for the year ended December 31, 2001.

We depend upon certain key personnel to manage our company.

     Our ability to successfully carry out our business plans continues to be largely dependent upon the efforts of our senior management and executive officers, particularly our chairman, Rui Lin Wu. We have not entered into an employment agreement with Mr. Wu and the loss of his services would have a material adverse effect on our ability to achieve our business objectives. Further, we do not maintain any key-person life insurance policy on his life.

We are controlled by one of our shareholders, whose interests may differ from other shareholders.

     Rui Lin Wu, our chief executive officer and chairman, and members of his family beneficially own or control approximately 44.3% of our outstanding shares as of June 30, 2004. Accordingly, he has controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without his consent, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. shareholders upon conversion of the dividend payment into U.S. dollars.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon them. Moreover, there is doubt as to whether the courts of the British Virgin Islands or China would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands or China, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.

     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

CAPITALIZATION AND INDEBTEDNESS

     The following table sets forth our capitalization as of September 30, 2004 on an actual basis. All data in the following table is unaudited.

	RMB	USD
	(in thousands)
Cash and cash equivalents	140,543	16,981
Long term indebtedness
Capital lease obligations, non-current portion	3,776	456
of which secured	3,776	456
Shareholders’ loans	8,163	986
Total long term indebtedness	11,939	1,442
of which secured	3,776	456
Short term indebtedness
Short term borrowings	757,562	91,529
of which secured	111,722	13,498
of which guaranteed	388,400	46,927
Capital lease obligations, current portion	1,510	182
of which secured	1,510	182
Total short term indebtedness	759,072	91,712
of which secured	113,232	13,681
of which guaranteed	388,400	46,927
Total Indebtedness	771,011	93,154
of which secured	117,008	14,137
of which guaranteed	388,400	46,927
Shareholders’ Equity:
Common stock, par value Rmb0.008 (equivalent of US$0.001), authorized 50,000,000 shares, outstanding and fully paid 16,637,918 shares as of September 30, 2004	138	17
Additional paid-in capital	444,520	53,707
Retained earnings	241,736	29,207
Cumulative translation adjustments	(725)	(88)
Total shareholders’ equity	685,669	82,843

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we may invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities of up to five years.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. The following is a summary of the material provisions of the common stock contained in our Memorandum of Association and Articles of Association. For greater detail about our capital stock, please refer to our Memorandum of Association and Articles of Association.

Common stock

     As of October 18, 2004, there were 16,637,918 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering, if any, will be fully paid and nonassessable.

British Virgin Islands law and certain provisions of our Memorandum of Association and Articles of Association.

     Corporate Powers. We are registered in the British Virgin Islands since December 6, 1994, under British Virgin Islands International Business Companies number 135241. Clause 4 of our Memorandum of Association states that the objects for which we are established are to engage in any businesses which are not prohibited by law in force in the British Virgin Islands.

     Directors. A director who is materially interested in any transaction with us shall declare the material facts of and nature of his interest at the meeting of the Board of Directors. A director may vote or be counted as the quorum on any resolution of the Board in respect of any transaction in which he is materially interested. With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to us. The directors may, by a resolution of directors, exercise all the powers of the Company to borrow money. There is no age limit requirement for retirement or non-retirement of directors. A director shall not require a share qualification.

     Share Rights, Preferences and Restrictions. Our authorized share capital consists of 50 million shares of par value US$0.001 per share. All dividends unclaimed for three years after having been declared may be forfeited by resolution of the directors for our benefit. All shares vote as one class and each whole share has one vote. We may redeem any of our own shares for such fair value as we by a resolution of directors determine. All shares have the same rights with regard to dividends and distributions upon our liquidation.

     Changing Share Rights. The rights of each class and series of shares that we are authorized to issue shall be fixed by the resolution of directors. If the authorized capital is divided into different classes, the rights attached to any class may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation.

     Shareholder Meetings. The directors may convene meetings of our members at such times and in such manner and places as the directors consider necessary or desirable. The directors shall convene such a meeting upon the written request of members holding 10 percent or more of our outstanding voting shares. At least seven days’ notice of the meeting shall be given to the members whose name appears on the share register.

     Restrictions on Rights to Own Securities. There are no limitations on the rights to own our securities.

     Change in Control Provisions. There are no provisions of our Memorandum of Association and Articles of Association that would have an effect of delaying, deferring or preventing a change in our control and that would have operate only with respect to a merger, acquisition or corporate restructuring involving us.

     Disclosure of Share Ownership. There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed.

     Applicable Law. Under the laws of most jurisdictions in the US, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.

     While BVI law does permit a shareholder of a BVI company to sue its directors derivatively, that is, in the name of and for the benefit of our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.

     Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination, if they determine it is in the best interests of the corporation, its creditors, or its shareholders. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

     The International Business Companies Act of the British Virgin Islands permits the creation in our Memorandum and Articles of Association of staggered terms of directors, cumulative voting, shareholder approval of corporate matters by written consent, and the issuance of preferred shares. Currently, our Memorandum and Articles of Association only provide for shareholder approval of corporate matters by written consent, but not for staggered terms of directors, cumulative voting or the issuance of preferred shares.

     As in most US jurisdictions, the board of directors of a BVI corporation is charged with the management of the affairs of the corporation. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

     The above description of certain differences between BVI and US corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.

     Changes in Capital. Requirements to effect changes in capital are not more stringent than is required by law.

Transfer agent

     The transfer agent for our common stock is Computershare Trust Company. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.

Listing

     Our common stock is quoted on the Nasdaq National Market under the trading symbol “XING.”

DESCRIPTION OF THE WARRANTS

General

     We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with our common stock and may be attached to or separate from any offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent would act solely as our agent in connection with the warrants. The warrant agent would not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement, if any, for that particular series.

Common stock purchase warrants

     The prospectus supplement relating to a particular series of warrants to purchase our common stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to exercise the warrants on a “cashless exercise” basis;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional material terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

     Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Qiao Xing Universal Telephone, Inc.

PLAN OF DISTRIBUTION

     We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

     We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

     We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

     We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.

EXPERTS

     Our audited consolidated financial statements appearing in our Annual Report on Form 20-F for the fiscal years ended December 31, 2003 and 2002 have been audited by Grobstein, Horwath and Company LLP, Sherman Oaks, California, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations and comprehensive income (loss), cash flow and changes in shareholders’ equity for the year ended December 31, 2001 have been audited by Arthur Andersen & Co., Certified Public Accountants, Hong Kong (“Andersen”), as indicated in their report, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. After reasonable efforts, we have not been able to obtain the written consent of Andersen to the incorporation by reference of Andersen’s report in this registration statement as required by Section 7 of the Securities Act, and we have dispensed with the requirement to file its consent in reliance on Rule 437(a) promulgated under the Securities Act. Because this registration statement does not contain a written consent from Andersen, it is possible that Andersen might assert that any right of recovery against them under Section 11(a) of the Securities Act is limited. However, in the event that any claims under Section 11(a) of the Securities Act are brought, other persons who may be subject to such claims may still rely on Andersen’s original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. Investors may have no effective remedy against Andersen in connection with any claims.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and current reports and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports and other information filed by us at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We have filed a registration statement on Form F-3 with the SEC that covers the common stock and warrants offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in our company. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, SEC File No. 0-29946.

•	Each of our Reports on Form 6-K filed with the Commission after December 31, 2003.

•	Our proxy statement for our annual meeting of shareholders to be held on December 3, 2004.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 1998 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by telephoning us at 011-86-752-2820-268 or by writing us at the following address:

Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
People’s Republic of China 516023
Telephone: 011-86-752-2820-268
Facsimile: 011-86-752-2820-268

EXPENSES OF THE ISSUE

     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$12,670
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Filing and printing expenses	10,000
Miscellaneous	17,330
Total	$150,000

Part II

Information Not Required in the Prospectus

Item 8. Indemnification of Directors and Officers

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

     Under British Virgin Islands law, liability of a director to the company is basically limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     The Company may obtain a directors’ and officers’ insurance policy.

Item 9. Exhibits

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

3.1	Memorandum of Association. (1)

3.2	Articles of Association. (1)

4.1	Form of Warrant Agreement.*

4.2	Form of Warrant Certificate.*

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Grobstein, Horwath & Company, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1)	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1, SEC File No. 333-9274, declared effective on February 16, 1999.

Item 10. Undertakings

(a)	Rule 415 Offerings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on November 22, 2004.

QIAO XING UNIVERSAL TELEPHONE, INC.
By:	/s/ RUI LIN WU
Rui Lin Wu
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ RUI LIN WU Rui Lin Wu	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2004

/s/ ALBERT LEUNG Albert Leung	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2004

/s/ ZHI YANG WU Zhi Yang Wu	Vice Chairman, Secretary and Director	November 22, 2004

/s/ SHI JIE Shi Jie	Director	November 22, 2004

/s/ ZE YUN MU Ze Yun Mu	Director	November 22, 2004

/s/ ZHU MING Zhu Ming	Director	November 22, 2004

/s/ ANDREW N. BERNSTEIN Andrew N. Bernstein	Authorized Representative in the United States	November 22, 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

3.1	Memorandum of Association. (1)

3.2	Articles of Association. (1)

4.1	Form of Warrant Agreement.*

4.2	Form of Warrant Certificate.*

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Grobstein, Horwath & Company, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1)	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1, SEC File No. 333-9274, declared effective on February 16, 1999.